Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Charles A. Rowland, Jr. Vice President, Chief Financial Officer Phone (610) 321-6223
Robert A. Doody, Jr. Investor Relations Phone (610) 321-6290
Kristina M. Broadbelt (media) Associate Director, PR & Advocacy Phone (610) 321- 2358

VIROPHARMA Incorporated Reports Second Quarter 2012 Financial Results

- Increases 2012 U.S. Cinryze® (C1 esterase inhibitor [human]) Net Product Sales Guidance to between

$320 and $335 Million -

EXTON, PA, August 9, 2012 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the second quarter ended June 30, 2012.

Since March 31, 2012, we:

•	Achieved $95 million in quarterly net product sales, including $77 million in worldwide net sales of Cinryze® (C1 esterase inhibitor [human]);

•	Received FDA approval of the Prior Approval Supplement (PAS) for industrial scale manufacturing for Cinryze;

•	Delivered positive cash flows from operations of $22 million during the second quarter;

•	Finished the quarter with cash, cash equivalents and short term investments of $472 million;

•	Recorded GAAP net loss of $4 million; attained non-GAAP adjusted net income of $7 million during the second quarter of 2012;

•	Repurchased an additional 1.1 million shares of our common stock at a cost of approximately $22 million during the second quarter;

•	Initiated a Phase 2 program to evaluate maribavir for the treatment of CMV infections in transplant recipients;

•	Announced that the FDA has placed a temporary clinical hold on development of Cinryze subcutaneous administration with Halozyme’s rHuPH20 technology until further review; and

•	Announced the FDA denial of the Vancocin Citizen Petition and subsequent introductions of generic oral vancomycin.

Net sales were $94.6 million for the second quarter ended June 30, 2012, as compared to $128.8 million in the comparative period of 2011. The decrease was the result of the impact of generic oral vancomycin entries into the market. Regarding Cinryze, the channel remained below normal levels from the end of the first quarter and as a result, the revenue reported is more reflective of demand. The company anticipates that the levels of channel inventory will increase in the third and fourth quarters as additional Cinryze begins to enter the market. Net sales were $230.4 million for the six months ended June 30, 2012, as compared to $255.8 million in the comparative period of 2011.

“The second quarter of 2012 represents the new base from which all of our future growth as a company will be measured,” stated Vincent Milano, ViroPharma’s chief executive officer. “The positive momentum we experienced during the period bodes well for the trajectory of our growth. With the recent expansion in manufacturing capacity, continued strong patient adds and consistent patient dosing rates in the United States, we believe that peak year sales for Cinryze as it is currently marketed, will exceed $700 million. In addition, we continued to advance our pipeline programs, and continue our territorial expansion throughout Europe. We believe remarkably exciting times are shaping up for ViroPharma and all of our key stakeholders.”

Our GAAP net loss was $4.2 million in the second quarter of 2012 compared to GAAP net income of $22.8 million in the second quarter of 2011. For the six month period in 2012, GAAP net income was $15.8 million compared to $59.2 million of GAAP net income during the first six months in 2011.

Non-GAAP adjusted net income for the three and six months ended June 30, 2012 was $6.7 million and $37.8 million, respectively, compared to $37.4 million and $82.9 million for the same periods in 2010. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information – Non-GAAP Financial Measures Reconciliation table included with this release.

Operating Highlights

Our net sales of Cinryze during the three and six months ended June 30, 2012 increased to $76.6 million and $144.8 million, respectively, from sales of $62.5 million and $119.0 million, respectively, during the same periods in the prior year due to demand growth. During the three and six months ended June 30, 2012, Vancocin net sales decreased to $15.9 million and $82.1 million, respectively, from sales of $65.2 million and $134.5 million, respectively, during the same periods in the prior year due to the introduction of generic vancomycin capsules.

Cost of sales increased for the three months ended June 30, 2012 as compared to the prior year quarter by $3.4 million and increased for the six months ended June 30, 2012 by $16.6 million compared to the prior year. These increases were primarily due to the effect of the shift in product mix from decreased sales of higher margin Vancocin to increased sales of lower margin Cinryze, and the royalty due to Genzyme for Vancocin sales which was not payable in 2011.

Research and development costs decreased in the second quarter of 2012 compared to the same period in 2011 as the spending in our various programs was offset by the $9.0 million upfront payment made to Halozyme in the 2011 quarter. Research and development costs in the first six months of 2012 were relatively comparable to the same period in 2011 for the same reasons. The increase in selling, general and administrative expenses in the three and six months ended June 30, 2012 periods compared to the same periods of 2011 was driven by the growth of our global organization and our European commercialization efforts.

We also incurred other operating expenses of approximately $0.9 million during the three months ended June 30, 2012, and $2.1 million during the six months ended June 30, 2012, respectively, primarily related to the increase in the fair value of the contingent consideration for the acquisition of DuoCort.

Our effective tax rates for the six months ended June 30, 2012 and 2011 were 51.7 percent and 40.8 percent, respectively. As we have previously indicated, our tax rate has increased due to the reduction in Vancocin revenues and corresponding decrease in income. As in prior periods, state income taxes and items that are not deductible for tax purposes such as stock compensation, increases in the fair value of contingent consideration and certain amortization, also increase our effective tax rate. We expect our effective tax rate to decline in future years as profits increase, especially if those profits are attributable to our foreign operations.

Working Capital Highlights

At June 30, 2012, our working capital was $424.8 million compared to $537.3 million at December 31, 2011. Operating cash flow was $74.9 million in the first six months of 2012 compared to $68.5 million during the first six months of 2011.

Looking ahead

ViroPharma is adjusting each of the elements of its guidance for the year 2012. The following guidance and peak year sales estimates provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2012, ViroPharma expects the following:

•	Worldwide net product sales are expected to be $450 to $475 million, reflective of updated expectations for Vancocin;

•	Net U.S. Cinryze sales are expected to be $320 to $335 million; and

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $215 to $235 million.

In addition, ViroPharma expects the following:

•	HAE/IV-only North American and European peak year Cinryze net product sales are expected to exceed $700 million driven by increased expectations in North America; and

•	European peak year net product sales are expected to be between $300 to $500 million.

Non-GAAP Disclosures

The Company is reporting both GAAP net income (loss) and non-GAAP adjusted results for the three and six month periods ended June 30, 2012. Non-GAAP adjusted net income is GAAP net income (loss) excluding (1) non-cash interest expense, (2) amortization related to intangible assets acquired, (3) stock compensation expenses, and (4) certain non-recurring items. Non-GAAP adjusted diluted net income per share reflects the Non-GAAP adjusted net income, after the incremental effect of applying the “if converted” method of accounting to the senior convertible notes, and the diluted shares used in determining our GAAP diluted net income per share. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information – Non-GAAP Financial Measures Reconciliation table included with this release. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These historical non-GAAP financial measures are in addition to, not a substitute for, nor superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on August 9, 2012 at 9:00 a.m. Eastern. To participate in the conference call, please dial (800) 874-4559 (domestic) and (302) 607-2019 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until August 20, 2012.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options. ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, Friedreich’s Ataxia, adrenal insufficiency; and recurrent C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures and C. difficile-associated diarrhea (CDAD); for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2012, our peak year sales of Cinryze and peak year European net product sales, the rate of future growth, the rate at which we are able to identify new Cinryze patients in the United States, our ability to continue to successfully commercialize our products in the United States and Europe, our ability to manufacture sufficient quantities of Cinryze including utilizing the industrial scale process; our ability to pursue regulatory approvals in additional territories, and our ability to conduct additional studies in the timeframes we anticipate.

Our actual results may vary depending on a variety of factors, including:

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Cinryze and our other products in order to meet demand for each product;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and routes of administration and in additional territories in the timeframes we anticipate or at all;

•	the timing and outcome of discussions with the FDA regarding removal of the temporary clinical hold on development of Cinryze subcutaneous administration with Halozyme’s rHuPH20 technology;

•	our ability to continue to identify Cinryze patients in the United States and Europe at the rate we anticipate and the total number of potential Cinryze patients in the United States and Europe;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the size of the market, future growth potential and market share for Buccolam and Pleandren in Europe;

•	the availability of sufficient third party payer reimbursement for each of our products in the United States and Europe;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze, Vancocin, Buccolam and Plenadren;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin, Cinryze, Buccolam and Plenadren;

•	the approval of additional competitive generic versions of oral Vancocin;

•	the impact of healthcare reform legislation;

•	actions by the FDA and EMA or other government regulatory agencies;

•

the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, maribavir for treatment of CMV infections in transplant recipients, as well as VP20621 for recurrence of C. difficile; and,

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, routes of administration or in additional territories. The entry of competing generic products following FDA approval in April 2012 has and will continue to significantly affect our sales of Vancocin and our financial performance. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as a result, Sanquin, our manufacturer of Cinryze has received observations on Form 483 which require us to continue to meet commitments made to the FDA related to various manufacturing issues. In the event Sanquin fails to meet these commitments, the FDA may take actions that limit our ability to manufacture Cinryze. In the event Sanquin is not able to manufacture the anticipated volume of product at the industrial scale as a result of either FDA requirements, batch failures, variability in batch yields, required maintenance or other causes, we may not be able to satisfy patient demand or build safety stock. Additionally, the ability to increase the number of shifts to produce Cinryze at Sanquin is subject to labor relations at Sanquin, including but not limited to labor availability and the time necessary to train such additional labor. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s Annual report on Form 10-K for the year ended

December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

	(unaudited)		(unaudited)
Consolidated Statements of Operations:	Three months ended		Six months ended
(in thousands, except per share data)	June 30,		June 30,
	2012	2011	2012	2011

Revenue:
Net product sales	$94,639	$128,808	$230,439	$255,843

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	24,721	21,309	56,799	40,179
Research and development	16,621	20,417	32,020	30,843
Selling, general and administrative	40,883	32,090	79,046	60,376
Intangible amortization	8,787	7,156	17,614	16,053
Other operating expenses	858	5,528	2,054	6,026

Total costs and expenses	91,870	86,500	187,533	153,477

Operating income	2,769	42,308	42,906	102,366

Other Income (Expense):
Interest income	142	189	278	394
Interest expense	(3,518)	(3,066)	(6,965)	(6,023)
Other (expense) income, net	(4,783)	259	(3,548)	3,353

Income (loss) before income tax expense (benefit)	(5,390)	39,690	32,671	100,090
Income tax expense (benefit)	(1,187)	16,894	16,883	40,848

Net income (loss)	$(4,203)	$22,796	$15,788	$59,242

Basic net income (loss) per share	$(0.06)	$0.30	$0.23	$0.77

Diluted net income (loss) per share	$(0.06)	$0.28	$0.22	$0.70

Shares used in computing net income (loss) per share:
Basic	69,390	76,000	69,951	76,919

Diluted	69,390	89,459	73,028	90,240

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Non-GAAP Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

(in thousands)	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

GAAP net income (loss)	$(4,203)	$22,796	$15,788	$59,242
Adjustments:
Non-cash interest expense	2,312	2,041	4,557	3,974
Amortization	8,787	7,156	17,614	16,053
Stock compensation	5,457	3,707	10,360	7,163
Option amortization	584	—	1,656	—
Contingent consideration	734	2,053	1,846	2,524
Upfront license fee	—	9,000	—	9,000
Tax effect of the above	(6,971)	(9,343)	(14,053)	(15,098)

Non-GAAP adjusted net income	$6,700	$37,410	$37,768	$82,858

Computation of Non-GAAP Adjusted Diluted Net Income per Share

Non-GAAP adjusted net income	$6,700	$37,410	$37,768	$82,858
Add interest expense on senior convertible notes, net of income tax	634	634	1,269	1,269

Non-GAAP adjusted diluted net income	$7,334	$38,044	$39,037	$84,126

Shares used in computing GAAP diluted net income (loss) per share	69,390	89,459	73,028	90,240

Shares used in computing Non-GAAP adjusted diluted net income per share	82,812	89,459	83,892	90,240

GAAP diluted net income (loss) per share	$(0.06)	$0.28	$0.22	$0.70

Non-GAAP adjusted diluted net income per share	$0.09	$0.43	$0.47	$0.93

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income (loss):

1. Non-cash interest expense: Non-GAAP adjusted net income excludes non-cash interest expense on our convertible notes. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items may include among other adjustments; charges related to amortization of intangible assets arising from acquisitions, changes in the fair value of future contingent consideration or significant transaction costs.

3. Stock compensation expense: Non-GAAP adjusted net income excludes the impact of our stock compensation expense. We believe that excluding the impact of expensing stock compensation better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income, items such as asset impairment or upfront fees or milestone payments under license agreements, may be excluded, among others, which will be evaluated on an individual basis.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data	June 30,	December 31,
(in thousands)	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$357,213	$331,352
Short-term investments	114,711	128,478
Inventory	41,085	60,316
Total current assets	621,701	635,931
Intangible assets, net	630,214	648,659
Total assets	1,401,292	1,336,797

Liabilities and Stockholders’ Equity
Total current liabilities	$196,875	$98,651
Deferred tax liabilities	174,345	178,706
Long-term debt	157,542	153,453
Total liabilities	544,399	445,673
Total stockholders’ equity	856,893	891,124
Total liabilities and stockholders’ equity	1,401,292	1,336,797

	Six Months Ended
	June 30,	June 30,
Statement of Cash Flows:	2012	2011
(in thousands)	(unaudited)

Net cash provided by operating activities	$74,878	$68,466
Net cash provided by (used in) investing activities	12,110	(59,563)
Net cash used in financing activities	(60,744)	(45,922)